Exhibit (h) 3. (ii)

WESTCHESTER CAPITAL FUNDS
SECOND AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT, effective as of January 1, 2018, to the Fund Administration Servicing Agreement, dated as of July 30, 2013, (the “Agreement”), is entered into by and between WESTCHESTER CAPITAL FUNDS, a Massachusetts business trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add a fund and amend the fees of the Agreement;

WHEREAS, Section 11 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C is superseded and replaced in its entirety with Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

WESTCHESTER CAPITAL FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/Bruce Rubin	By: /s/Anita M. Zagrodnik

Name: Bruce Rubin	Name: Anita M. Zagrodnik

Title: COO	Title: Senior VP

Exhibit C - Fund Administration Servicing Agreement
 Westchester Capital Funds

WCM Alternatives – Event Driven Fund Investor Class
WCM Alternatives – Event Driven Fund Institutional Class
WCM Alternatives – Credit Event Driven Fund Investor Class
WCM Alternatives – Credit Event Driven Fund Institutional Class

Fees Effective January 1, 2018 through December 31, 2020

Fund Administration & Portfolio Compliance Services Fee Schedule

Domestic Equity Funds

Annual Fee Based Upon Average Net Assets per Fund*
_ basis points on the first $_ million
_ basis points on the next $_million
_ basis points on the next $_ million
_ basis points on the balance

Minimum Annual Fee: $_ per fund (waived for one year)
*_% fee waiver on fund minimum for the WCM Alternative Credit Event Driven Fund until the earlier of (i) fund reaching $_ million in assets and (ii) December 31, 2018. (Waiver is not applied to transaction charges or miscellaneous expenses).

▪	Additional fee of $_ for each additional class and/or for a Controlled Foreign Corporation (CFC) (waived for _ year)
▪	Additional fee of $_ per manager/sub-advisor per fund

Services Included in Annual Fee per Fund
Advisor Information Source – On-line access to portfolio management and compliance information.
Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.

Chief Compliance Officer Support Fee*

▪	$_ per year per fund complex

Third Party Administrative Data Charges (descriptive data for each security)

▪	$_ per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)

Miscellaneous Expenses
Including but not limited to postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Available but not included above are the following services – USBFS legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Exhibit C - Fund Administration Servicing Agreement

Westchester Capital Funds

Fund Administration & Compliance Portfolio Services
Supplemental Services Fee Schedule at January 1, 2018

Daily Compliance Services

▪	Base fee – $_ per fund per year
▪	Setup – $_ per fund group

Section 18 Compliance Testing

▪	$_ set up fee per fund complex
▪	$_ per fund per month

Section 15(c) Reporting

▪	$_ per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-       Performance reporting package: Peer Comparison Report

Equity & Fixed Income Attribution Reporting

▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

BookMark Electronic Board Book Portal

▪	USBFS will establish a central, secure portal for Board materials using a unique client board URL.
▪	Your Fund Administrator will load/maintain all fund board book data for the main fund board meetings and meetings.
▪	Features password-protected, encrypted servers with automatic failover.
▪	Training and ongoing system support.
▪	Accessible from your smart phone or iPad.
▪	Allows multiple users to access materials concurrently.
▪	Searchable archive.
▪	Ability to make personal comments.

Annual Fee per Trust
▪	0 – 10 users – $_
▪	10 – 20 users – $_
▪	20 – 30 users – $_
▪	30 – 40 users – $_

Additional Legal Administration Services

▪	Subsequent new fund launch – $_ per project
▪	Subsequent new share class launch – $_ per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements
▪	Annual legal update – $_ per project

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